EXHIBIT 10.1

EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (“Agreement”), is made and entered into as of this 27th day of April, 2004 by and between Danielson Holding Corporation, a Delaware corporation (“Corporation”) and Jeffrey R. Horowitz, an individual residing at 11 Laurel Lane, Bernardsville, New Jersey    (the “Executive”).

RECITALS

     WHEREAS, the Corporation desires to employ Executive as the interim President and Chief Executive Officer of the Corporation;

     WHEREAS, the Executive desires to be employed by the Corporation as the interim President and Chief Executive Officer at the salary and for the benefits provided herein;

     WHEREAS, the Executive acknowledges and understands that during the course of his employment, the Executive has and will become familiar with certain confidential information of the Corporation which is exceptionally valuable to the Corporation and vital to the success of the Corporation’s business; and

     WHEREAS, the Corporation and the Executive each desire to protect such confidential information from disclosure to third parties or use of such information to the detriment of the Corporation.

AGREEMENT

     NOW THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. Employment. The Corporation hereby agrees to employ the Executive, and the Executive hereby accepts such employment, as the interim President and Chief Executive Officer the Corporation.

     2. Term. The term of this Agreement shall commence on April 27, 2004 and shall continue until March 2, 2005 (the “Term”), unless earlier terminated pursuant to Section 12 of this Agreement.

     3. Duties. The Executive shall have the duties and responsibilities as determined by the Board of Directors of the Corporation in accordance with the Articles of Incorporation and the By-Laws of the Corporation in effect from time to time, provided that such duties shall at all times be consistent with the duties normally performed by Presidents and Chief Executive

Officers of companies engaged in businesses similar to the business of the Corporation. The Executive agrees to devote substantially all of his business time, attention and energies to the diligent performance of his duties hereunder and will not, during the Term hereof, engage in, accept employment from, or provide services to any other person, firm, corporation, governmental agency or other entity that engages in any activities which, in the opinion of the Board of Directors, would conflict with or detract from the Executive’s capable performance of such duties. The Corporation recognizes that during the Term of this Agreement, the Executive may make passive investments which will not interfere with or detract from the Executive’s performance of his duties and obligations hereunder, subject to the policies applicable to senior executive of the Corporation.

     4. Compensation.

     (a) Base Salary. During the Term of this Agreement, the Executive shall receive compensation equal to the annual rate of $300,000 payable in equal bi-weekly installments or as otherwise agreed to by the parties. The annual amount of salary payments to the Executive during the Term of this Agreement shall be referred to herein as the “Base Salary.”

     (b) Bonus. During the Term of this Agreement and commencing as of the date hereof, the Executive shall participate in a bonus program to be adopted by the Corporation providing the Executive with the opportunity to earn a cash bonus equal to up to 80% of the Executive’s Base Salary (the “Bonus”). The Bonus shall payable as follows: 75% of the Bonus shall be payable upon termination of employment other than pursuant to Sections 12(a) or 12(e) and 25% of the Bonus shall be payable at the discretion of the Corporation’s Compensation Committee of the Board of Directors of the Corporation.

     5. Benefits. During the Term of this Agreement, the Executive shall be entitled to receive benefits as are provided generally to other senior executives of the Corporation from time to time. As soon as practicable, the Corporation shall use its reasonable best efforts to cause its subsidiary, Covanta Energy Corporation, to amend its retirement, supplemental retirement and 401(k) plans to permit employees of the Corporation, including the Executive, to participate therein. Executive shall be entitled to four (4) weeks of vacation during each twelve (12) month period hereunder.

     6. Expenses. During the Term of this Agreement, the Executive shall be reimbursed by the Corporation for all reasonable, ordinary and necessary out-of-pocket expenses for travel, lodging, meals, entertainment expenses, or any other similar expenses incurred by the Executive in performing services for the Corporation to the extent that such expenditures are substantiated and documented by the Executive as reasonably requested or required by the Corporation.

     7. Non-Disclosure of Confidential Information.

     a. The Executive, except in furtherance of the business of the Corporation, or otherwise with the prior authorization of the Corporation, will not during, or for a period of three (3) years after termination of, this Agreement, in any form or manner, directly or indirectly, divulge, disclose or communicate to any person, entity, firm, corporation or any other third party (other than in the course of the Executive’s employment hereunder), or utilize for the

Executive’s personal benefit or for the benefit of any competitor of the Corporation, any Confidential Information (as hereinafter defined).

     b. For the purposes of this Agreement, the term “Confidential Information” shall mean, but shall not be limited to, any technical or non-technical data, formulae, patterns, compilations, programs, devices, methods, techniques, drawings, designs, processes, procedures, improvements, models or manuals of the Corporation or which are licensed by the Corporation, any financial data or lists of actual or potential customers or suppliers (including contacts thereat) of the Corporation, and any information regarding the Corporation’s contracts, marketing and sales plans, which is not generally known to the public through legitimate origins. The Corporation and the Executive acknowledge and agree that such Confidential Information is extremely valuable to the Corporation and shall be deemed to be a “trade secret.” In the event that any part of the Confidential Information becomes generally known to the public through legitimate origins (other than by the breach of this Agreement by the Executive or by misappropriation), is required to be disclosed by legal, administrative or judicial process (provided that the Executive has provided to the Corporation reasonable prior notice of such request and the Corporation has had a reasonable opportunity, at its expense, to dispute, defend or limit such request for Confidential Information), that part of the Confidential Information shall no longer be deemed Confidential Information for the purposes of this Agreement, but the Executive shall continue to be bound by the terms of this Agreement as to all other Confidential Information.

     c. Upon termination of this Agreement for any reason, the Executive will promptly deliver to the Corporation all correspondence, drawings, blueprints, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents, including all copies in any form or media, concerning the Corporation’s customers, marketing strategies, products or processes and/or which contain any Confidential Information.

     8. Covenant-Not-To-Compete. The Executive will not without the consent of the Corporation, at its sole discretion, during, or for a period of one (1) year after termination of, this Agreement, in any form or manner, directly or indirectly, on his own behalf or in combination with others, become engaged in (as an individual, partner, stockholder, director, officer, principal, agent, independent contractor, employee, trustee, lender of money or in any other relation or capacity whatsoever, except as a holder of securities of a corporation whose securities are publicly traded and which is subject to the reporting requirements of the Securities Exchange Act of 1934, and then only to the extent of owning not more than two percent (2%) of the issued and outstanding securities of such corporation), or provide services similar to those provided to the Corporation for, any business which renders services or sells products, or proposes to render services or sell products, that compete with the Business of the Corporation within the United States and any foreign country in which the Corporation or any of its subsidiaries conducts business during the term of this Agreement. For purposes of this Agreement, the “Business” of the Corporation shall mean (i) the specialty insurance businesses currently conducted by the Corporation’s subsidiaries, (ii) the ownership and operation of waste-to-energy power generation projects, and (iii) the ownership and operation of water and wastewater treatment facilities; provided, however, that notwithstanding the foregoing, the Executive shall be permitted to engage in the practice of law (other than in the legal department of an entity that would otherwise result in a violation of this Section 8).

     9. Covenant Not to Solicit.

     (a) Covenant Not to Solicit Employees. During Executive’s employment by the Corporation and for a period of one (1) year following termination or cessation of Executive’s employment pursuant to this Agreement, Executive agrees and covenants that he will not, for any reason, directly or indirectly, employ, solicit or endeavor to entice away from the Corporation or any of its subsidiaries (whether for his own benefit or on behalf of another person or entity), or facilitate the solicitation, employment or enticement of, any employees of Corporation to work for Executive, any affiliate of Executive or any competitor of Corporation, nor will Executive otherwise attempt to interfere (to the Corporation’s detriment) in the relationship between the Corporation or any of its subsidiaries and any such employees.

     (b) Covenant Not to Solicit Customers. During Executive’s employment pursuant to this Agreement and for a period of one (1) year following termination or cessation of Executive’s employment, Executive agrees and covenants that he will not directly or indirectly in any form or manner, contact, solicit, or facilitate the contacting or solicitation of any Customer of the Corporation, for the purpose of competing with the Business of the Corporation. For purposes of this Agreement, a “Customer” of the Corporation shall mean and refer to (i) each person, entity, municipality or other governmental entity that has received services or operated project with the Corporation or any of its affiliates during the period of Executive’s employment hereunder and (ii) each person, entity, municipality, or other governmental entity formally solicited by the Corporation to provide services or operate projects during the period of Executive’s employment hereunder; provided, however, that notwithstanding the foregoing, the Executive shall be permitted to act as an advisor or director of a business, provided that such advise and business is not directly competitive with the Business.

     10. Equitable Remedies. In the event that the Executive breaches any of the terms contained in Sections 7, 8 or 9 of this Agreement, the Executive stipulates that said breach will result in immediate and irreparable harm to the business and goodwill of the Corporation and that damages, if any, and remedies at law for such breach would be inadequate. The Corporation shall therefore be entitled to apply for and receive from any court of competent jurisdiction an injunction to restrain any violation of this Agreement and for such further relief as the court may deem just and proper. Following judgment or other final determination by such court, the non-prevailing party in such proceeding shall pay the costs and expenses (including court costs and reasonable attorneys’ fees) of the prevailing party.

     11. Continuing Obligation. The obligations, duties and liabilities of the Executive pursuant to Sections 7, 8 or 9 of this Agreement are continuing, absolute and unconditional and shall remain in full force and effect as provided therein despite any termination of this Agreement for any reason whatsoever, including, without limitation, the expiration of the Term of this Agreement. Notwithstanding anything else contained in this Agreement to the contrary, the parties hereto agree that in the event the Executive breaches any of the terms contained in Sections 7, 8 or 9 of this Agreement, the obligation of the Corporation to pay any Base Salary or Bonus under this Agreement (or pursuant to any severance payment set forth in Section 12 of this Agreement) shall terminate as of the date of such breach by the Executive.

     12. Termination of Employment.

     a. Termination by Corporation of Executive for Cause. The Corporation shall have the right to terminate the Executive’s employment at any time for “cause.” For purposes hereof, “cause” shall mean that the Executive has:

i.	been convicted of, or plead nolo contendere to, a felony or crime involving moral turpitude; or

ii.	committed an act of personal dishonesty or fraud involving personal profit in connection with the Executive’s employment by the Corporation; or

iii.	committed a breach of any covenant, provision, term, condition, understanding or undertaking set forth in this Agreement, including, without limitation, the provisions contained in Sections 7, 8 or 9 hereof, where such breach results in or is reasonably likely to result in a material adverse affect on the Corporation; or

iv.	committed an act which the Board of Directors of the Corporation has properly found to have involved willful misconduct or gross negligence on the part of the Executive, which results in or is reasonably likely to result in a material adverse affect on the Corporation; or

v.	exhibited documented habitual absenteeism or been unable or repeatedly failed to perform any reasonable or customary tasks typically required in connection with the Executive’s employment and position with the Corporation or its subsidiaries;

provided, however, that no termination under clause (iii), (iv) or (v) of this Section 12(a) shall be effective unless the Executive shall have first received written notice describing in reasonable detail the basis for the termination and within fifteen (15) days following delivery of such notice the Executive shall have failed to cure such alleged behavior constituting “cause,” provided, further, that this notice requirement prior to termination shall be applicable only if such behavior or breach is capable of being cured. If the Corporation shall terminate the Executive’s employment pursuant to this Section 12(a), the Corporation shall only be obligated to pay to the Executive the Base Salary, but not any Bonus, payable to the Executive pursuant to this Agreement, accrued up to and including the date on which the Executive’s employment is so terminated. Thereafter, the Corporation shall have no further obligation whatsoever to the Executive.

     b. Termination by Corporation of Executive Because of Executive’s Disability, Injury or Illness. The Corporation shall have the right to terminate the Executive’s employment if the Executive is unable to perform the duties assigned to him by the Corporation because of the Executive’s disability, injury or illness; provided, however, that in the event of such disability, injury or illness, the Executive’s inability to perform such duties must have existed for a total of three (3) months during the Term of this Agreement before such termination can be made effective. If the Corporation shall terminate the Executive’s employment pursuant to this Section 12(b), the Corporation shall be obligated to pay to the Executive the Base Salary and the Bonus payable to the Executive under this Agreement. Payments of the Base Salary for the remaining term of the Agreement shall be paid in equal bi-weekly installments, unless otherwise agreed to by the parties. The Bonus, if any, payable to the Executive shall be paid to Executive

30 days following the termination of Executive’s employment, unless otherwise agreed to by the parties. Thereafter, the Corporation shall have no further obligation whatsoever to the Executive.

     c. Termination by Corporation as a Result of Executive’s Death. The obligations of the Corporation to the Executive under this Agreement (except as provided in this Section 12(c)) shall automatically terminate upon the Executive’s death and the Corporation shall pay to the Executive’s estate the Base Salary and the Bonus payable to the Executive under this Agreement. Payments of the Base Salary for the remaining term of the Agreement shall be paid in equal bi-weekly installments, unless otherwise agreed to by the Corporation and the Executive’s estate. The Bonus, if any, payable to the Executive’s estate shall be paid 30 days following the termination of Executive’s employment, unless otherwise agreed to by the Corporation and the Executive’s estate. Thereafter, the Corporation shall have no further obligation whatsoever to the Executive’s estate.

     d. Termination of Executive by the Corporation for Any Other Reason. The Corporation shall have the right to terminate the Executive’s employment for any other reason upon ten (10) days prior written notice to the Executive. In the event of a termination by the Corporation of the Executive’s employment for any reason other than the reasons set forth in Sections 12(a), 12(b) or 12(c) hereof, the Corporation shall be obligated to pay to the Executive the Base Salary and the Bonus payable to the Executive under this Agreement. Payments of the Base Salary for the remaining term of the Agreement shall be paid in equal bi-weekly installments, unless otherwise agreed to by the parties. The Bonus, if any, payable to the Executive shall be paid 30 days following the termination of Executive’s employment, unless otherwise agreed to by the parties. Thereafter, the Corporation shall have no further obligation whatsoever to the Executive.

     e. Termination by Executive. The Executive may resign and terminate his employment by the Corporation for any reason whatsoever upon thirty (30) days prior written notice to the Corporation. Thereafter, the Corporation shall have no obligation to the Executive, except for paying the Executive the portion of the Base Salary accrued up to and including the date of termination and those obligations provided as a matter of federal or state law.

     f. Good Reason. If, during the Term of this Agreement, the Executive resigns for Good Reason (as defined below), the Corporation shall be obligated to pay to the Executive the Base Salary and the Bonus payable to the Executive under this Agreement. Payments of the Base Salary for the remaining term of the Agreement shall be paid in equal bi-weekly installments, unless otherwise agreed to by the parties. The Bonus, if any, payable to the Executive shall be paid 30 days following the termination of Executive’s employment, unless otherwise agreed to by the parties. Thereafter, the Corporation shall have no further obligation whatsoever to the Executive. For purposes of this Agreement, “Good Reason” shall mean (i) a requirement by the Corporation that the Executive report for the performance of his services hereunder on a regular or permanent basis at any location or office more than fifty (50) miles from the current principal executive offices of Covanta Energy Corporation in Fairfield, New Jersey, (ii) the assignment to the Executive of duties and responsibilities materially inconsistent with the intents and purposes of Executive’s employment pursuant to this Agreement, or (iii) a material breach by the Corporation of its obligations to the Executive pursuant to this Agreement.

     13. Capacity. The Executive hereby represents and warrants that, in entering into this Agreement, he is not in violation of any contract or agreement, whether written or oral, with any other person, firm, partnership, corporation or other entity to which he is a party or by which he is bound and will not violate or interfere with the rights of any other person, firm, partnership, corporation or other entity. In the event that such a violation or interference does occur, or is alleged to occur, notwithstanding the representation and warranty made hereunder, the Executive shall indemnify the Corporation from and against any and all manner of expenses and liabilities incurred by the Corporation or any affiliated company of the Corporation in connection with such violation or interference or alleged violation or interference.

     14. Entire Agreement. This Agreement and the other agreements described herein contains the entire agreement between the parties with respect to the subject matter hereof and shall not be modified except in writing by the parties hereto. Furthermore, the parties hereto specifically acknowledge and agree that this Agreement and the other agreements described herein supersedes all prior agreements between the Executive and the Corporation in whatever capacity so entered into, whether written or oral, and all such prior agreements, whether written or oral, shall be of no further force or effect from and after the date hereof; provided, however, that this provision shall not apply to any agreements between the Executive and any subsidiary of the Corporation.

     15. Severability. If any phrase, clause or provision of this Agreement is declared invalid or unenforceable by a court of competent jurisdiction, such phrase, clause or provision shall be deemed severed from this Agreement, but will not affect any other provisions of this Agreement, which shall otherwise remain in full force and effect. If any restriction or limitation in this Agreement is deemed to be unreasonable, onerous and unduly restrictive by a court of competent jurisdiction, it shall not be stricken in its entirety and held totally void and unenforceable, but shall remain effective to the maximum extent permitted by such court.

     16. Notices. Any notice, request or other communication required to be given pursuant to the provisions hereof shall be in writing and shall be deemed to have been given when delivered in person, on the next business day after being delivered to a nationally-recognized overnight courier service (for such next-day delivery) or five (5) days after being deposited in the United States mail, certified or registered, postage prepaid, return receipt requested and addressed to the other party at its or his last known address. The address of any party may be changed by notice in writing to the other party duly served in accordance herewith.

     17. Waiver. The waiver by the Corporation or the Executive of any breach of any term or condition of this Agreement shall not be deemed to constitute the waiver of any other breach of the same or any other term or condition hereof.

     18. Governing Law. This Agreement and the enforcement hereof shall be governed and controlled in all respects by the internal laws, and not the laws of conflict, of the State of Illinois.

     19. Assignment of Inventions. The Executive shall disclose promptly in writing to a designated representative of the Corporation all material of a proprietary nature, including, but not limited to, ideas, inventions, discoveries, improvements, developments, designs, methods, systems, computer programs, trade secrets or any other intellectual property whether or not patentable or copyrightable, specifically including, but not limited to, copyright and mask works, formulae, compositions, products, processes, apparatus, and new uses of existing materials or machines (hereafter collectively called “Inventions”) made, conceived or first reduced to practice by the Executive solely or jointly with others while employed by the Corporation and which relate to or result from the actual or anticipated business, work, research or investigation of the Corporation or any of its affiliates or which are suggested by or result from any task assigned to or performed by the Executive for the Corporation or any of its affiliates. The Corporation shall be the owner of all property rights in any such Inventions, including, but not limited to, rights arising from the obtaining of letters of patent or copyright in respect thereof, which shall be vested in the Corporation. The Executive will at the Corporation’s request execute any and all assignment, patent or copyright forms and the like, deemed reasonably necessary by the Corporation, and will assist in drafting of any description or specification of the Inventions as may be required by the Corporation to protect the Corporation’s rights in and to the Inventions, including, but not limited to, application(s) for letters of patent. The Corporation’s rights hereunder shall not be limited to this country but shall extend to any country in the world and shall attach to each Invention notwithstanding that it is perfected, improved, reduced to specific form or used after termination the Executive’s employment. The Executive agrees to lend such assistance as he may be able, at the Corporation’s request without charge in connection with any proceedings relating to such letters of patent, trade secrets, copyright or application thereof, as may be determined by the Corporation to be reasonably necessary. In such case the Corporation will reimburse expenses which the Executive may reasonably incur in assisting the Corporation to obtain, assert, defend and protect such letters of patent, trade secrets, copyright or other protection.

     20. Successors. This Agreement is personal to the Executive and shall not be assignable by the Executive otherwise by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

DANIELSON HOLDING CORPORATION

By: /s/ Philip Tinkler

Name: Philip Tinkler

Its: Chief Financial Officer

EXECUTIVE

/s/ Jeffrey R. Horowitz

Jeffrey R. Horowitz